KPMG LLP

Suite 2000

303 Peachtree Street, N.E.

Atlanta, GA 30308-3210

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of BlueArc Multi-Strategy Fund:

We consent to the use of our report dated June 29, 2015, incorporated by reference herein, for BlueArc Multi- Strategy Fund, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Atlanta, Georgia

August 28, 2015

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.